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                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                        Date of Report: February 24, 1998

                                   ALFIN, INC.

               (Exact name of registrant as specified in charter)


  Delaware                           1-9135                    13-3032734
Jurisdiction of                 Commission File              I.R.S. Employer
Incorporation                        Number                Identification Number


                   750 Fifth Avenue, New York, New York 10019

                    (Address of principal executive offices)



                  Registrant's telephone number: (212) 333-7700
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Item 1.  Changes in Control of Registrant.

Elisabeth Fayer, a former director and chief executive officer of the Company, beneficially owns 7,188,935 shares of Common Stock which represents 61% of the currently issued and outstanding Common Stock. On February 2, 1998, Ms. Fayer granted options (collectively the "Options") to Barry W. Blank, Carol J. Lubin and Janet M. Portelly (the "Blank Group") to purchase all of her shares at $0.25 per share for a period of 12 months commencing August 1, 1998. In connection therewith, Ms. Fayer also granted to Mr. Blank the right to vote her shares (the "Proxy") during the period that the Options remain outstanding.

Ms. Fayer granted the Options and the Proxy in consideration for the Blank Group's agreement to immediately lend the Company $500,000 in the form of convertible subordinated notes (the "Notes"), and Mr. Blank's agreement to use his best efforts to provide the Company with no less than an additional $2 million in financing by April 30, 1998. The loan was made on February 16, 1998 The Notes bear interest at the rate of 12% per annum and are convertible commencing August 1, 1998 into Common Stock at a price of $0.25 per share. Interest is payable quarterly and principal is due on January 31, 2003.

In connection with the foregoing transactions, Mr. Blank was also given the right to designate the Company's directors. Accordingly, in a Directors meeting held on February 9, 1998, Ms. Fayer resigned and Mr. Blank replaced her. The Company's current directors, in addition to Mr. Blank, are Jacques Desjardins, Steven Korda and Suzanne Langlois. The Board has scheduled a meeting for March 5, 1998 at which Messrs. Desjardins and Korda and Ms. Langlois will resign, and Barry Feiner, Joseph Giamenco and John E. McConnaughy, Jr. will be installed in their places. Messrs. Feiner, Giamenco and McConnaughy are Mr. Blank's designees. Mr. Feiner is Ms. Portelly's husband.

Mr. Blank has become the Company's Chairman of the Board, President and Chief Executive and Operating Officer. Michael D. Ficke is currently the Company's Vice President, Chief Financial Officer and Secretary, and Mary Panvini is the Company's Vice President, General Manager - Retail Sales. Mr. Ficke and Ms. Panvini will retain these positions. Except as set forth herein, Mr. Blank has not specified to the Board any future plans he may have with respect to the management and financing of the Company or the marketing of its products.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     ALFIN, INC.


                                                     By:  s/ Michael D. Ficke
                                                       ------------------------
                                                          Michael D. Ficke,
                                                          Secretary

Dated:  February 24, 1998